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EXHIBIT 99.4

Centennial Specialty Foods Announces
Plan To Explore Business Alternatives

        DENVER, COLORADO—February 16, 2005

        Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange) announced today that its Board of Directors has authorized the officers of the Company to undertake an exploration of a wide range of strategic alternatives, both inside and outside the food industry, to maximize value for its shareholders. The Company is evaluating its business plan and beginning to search for other alternatives, which may include other financing arrangements, mergers, acquisitions, and joint ventures. This decision is based on the continued weak financial results from the Company's market expansion efforts in Northern and Southern California for its branded products. "We are disappointed in the expansion results from the new markets," stated Jeffrey R. Nieder, Centennial's CEO. "The new markets have been very difficult to penetrate with our products, resulting in very slow sales. In addition, the costs of maintaining a public company are significant today, especially with all of the additional costs of compliance with the Sarbanes-Oxley legislation. Stronger sales from the expansion markets were important in being able to afford these public company costs." Sales in Centennial's core markets continue to be good, especially Colorado, where the Stokes branded products continue to be a market leader. Centennial's largest asset is its wholly-owned subsidiary, Stokes Canning Company ("Stokes"). Stokes owns and distributes ethnic Southwestern food products under the "Stokes" and "Ellis" brand names.

        Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products. Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years. Principal channels of distribution for Centennial's products are grocery retailers, superstores and club stores in Colorado, Arizona, California and, to a lesser extent, several major metropolitan markets in adjoining states. More information about Centennial can be found on its website at www.centennialspecialtyfoods.com

        Note Regarding Forward Looking Statements:

        Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results. We identify forward looking statements through our use of words such as "expect," "believe," "project," "anticipate," and similar expressions. These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled "Risk Factors" and other documents that are on file with the Securities and Exchange Commission.

        For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

        Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

        SOURCE: Centennial Specialty Foods Corporation

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Centennial Specialty Foods Announces Plan To Explore Business Alternatives